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                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (Unaudited)

                                                                           NINE MONTHS ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Earnings:
  Income before income taxes and equity in net loss of affiliates......  $410,345     $319,116
  Add:
     Interest expense..................................................   102,713       80,210
     Amortization of debt expense......................................       331          651
     Amortization of capitalized interest..............................       746          858
     Interest component of rent expense................................    19,114       19,350
                                                                         --------     --------
  Earnings.............................................................  $533,249     $420,185
                                                                         ========     ========
Fixed charges:
  Interest expense.....................................................  $102,713     $ 80,210
  Amortization of debt expense.........................................       331          651
  Capitalized interest.................................................     6,042          188
  Interest component of rent expense...................................    19,114       19,350
                                                                         --------     --------
  Fixed charges........................................................  $128,200     $100,399
                                                                         ========     ========
Ratio of earnings to fixed charges.....................................     4.16x        4.19x
                                                                         ========     ========
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